                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                   __________________________________________

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                   __________________________________________


                        DATE OF REPORT:  APRIL 12, 1995

                   __________________________________________

                       HUNTINGTON BANCSHARES INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  ___________________________________________


   Maryland                   0-2525                    31-0724920
_________________     _____________________        ______________________
(STATE OR OTHER       (COMMISSION FILE NO.)        (IRS EMPLOYER
JURISDICTION OF                                    IDENTIFICATION NUMBER)
INCORPORATION OR
ORGANIZATION)

                  ___________________________________________

                               Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-8300
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                      INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                  ___________________________________________

ITEM  5.  OTHER EVENTS.

         On April 12, 1995, Huntington Bancshares Incorporated issued a news release announcing its earnings for the first quarter ended March 31, 1995. The information contained in the news release, which is attached as an exhibit to this report, is incorporated herein by reference.

ITEM  7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits.

         Exhibit 99 -- News release of Huntington Bancshares Incorporated, dated April 12, 1995.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HUNTINGTON BANCSHARES INCORPORATED


Date:    April 18, 1995         By:      /s/ John D. Van Fleet
                                    ----------------------------------------
                                        John D. Van Fleet
                                        Senior Vice President and
                                        Corporate Controller

                            [HUNTINGTON BANK LOGO]




FOR IMMEDIATE RELEASE                        FOR FURTHER INFORMATION, CONTACT:
SUBMITTED:  April 12, 1995                   JACQUELINE THURSTON (614) 480-3878





                     HUNTINGTON BANCSHARES REPORTS EARNINGS
                           FOR FIRST QUARTER OF 1995



        COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN) today reported net income of $53.9 million, or $.41 per share, for the first quarter of 1995, compared with $66.7 million, or $.51 per share, for the same period one year ago. For the recent three months, Huntington's return on average assets (ROA) was 1.23% and return on average equity (ROE) was 15.11%. Per share amounts have been restated to reflect the five-for-four stock split that was distributed to shareholders in July of 1994.

        "We anticipated that the challenges experienced in the second half of 1994 would carryover into this year," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "The substantial rise in interest rates and the competitive market environment continued to compress the net interest margin and adversely impact fee income derived primarily from mortgage banking and retail investment product sales. Despite these factors, earnings and performance ratios were strong -- supported by robust loan growth and reduced operating costs; credit quality and capital ratios also continue to be exceptional."


                                -More-

     Huntington continued to experience impressive loan growth during the first quarter. Average total loans increased 13.6% from the same period in 1994 comprised of commercial loans up 9.9%, consumer loans up 16.8%, and lease financing up 33.4% from the first quarter of 1994. Fueled by this strong loan growth, average earning assets increased 5.1% from the first quarter of 1994.

     Net interest income in the first quarter was $173.0 million, down $30.1 million from the first three months of 1994 but only a $4.2 million decline from the fourth quarter of 1994. The net interest margin was 4.27% in the most recent three month period compared with 5.31% one year ago. The decrease resulted from significantly higher interest rates, an unfavorable liability sensitive position plus competitive pressures on loan and deposit mix and pricing and a substantial decrease in mortgages held for sale.

     Non-interest income, excluding securities transactions, was $61.8 million for the first quarter of 1995 compared with $59.5 million for the same period in 1994. Increased fees from service charges on deposits and credit cards substantially offset the effects of a 37.9% reduction in mortgage banking income.

     Non-interest expense in the first three months of 1995 declined 4.5% from the corresponding period one year ago and was down
2.3% from the fourth quarter of 1994. This drop was primarily attributable to reduced personnel costs, much of which related to the company's restructuring of its mortgage banking operation.

     Huntington's asset quality measures remain among the best of the largest banking companies in the country. Non-performing loans declined to $52.3 million, or .41% of total

                                -More-
loans at March 31, 1995, from $68.1 million, or .61% of total loans at the same time last year. Other real estate also declined over the past twelve months, from $65.7 million to $26.5 million. Non-performing assets as a percent of loans and other real estate totaled .62% at the end of the most recent quarter down nearly half from a year ago when it was 1.2%. Net charge-offs, as a percent of average total loans, continued their downward trend to .19% in the first quarter of 1995, compared with .24% during all of 1994.

     Huntington's allowance for loan losses totaled $199.3 million at the end of the first quarter of 1995, or 1.57% of total loans. At the most recent quarter end, the allowance for loan losses represented 381% of non-performing loans and the allowance for loan losses and other real estate was 235% of total non-performing assets.

     Huntington's capital position continues to be strong. Average equity to average assets was 8.11% for the first quarter of 1995 versus 8.29% for the same period last year. The company's Tier
I and total risk-based capital ratios were 9.46% and 13.41%, respectively, and its Tier I leverage ratio was 7.76% at quarter end 1995. Huntington's capital ratios exceed the regulatory requirements to be considered a "well-capitalized" bank holding company.

     At March 31, 1995, Huntington had three acquisitions pending which, subject to regulatory approval, are expected to be completed in the second quarter of 1995. Security National Corporation of Maitland, Florida is a privately-held company with assets of $180.4 million. Reliance Bank of Florida, headquartered in Melbourne, Florida is also privately-owned and has total assets of $92.7 million. Both of these transactions will be accounted for as a pooling-of-interests.
Privately-owned First Seminole Bank located in Lake Mary,
Florida has

                                -More-
assets totaling $48 million and will be accounted for as a purchase.

     Huntington Bancshares is an $18.0 billion regional bank holding company headquartered in Columbus, Ohio. The company's banking subsidiaries operate 344 offices in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Pennsylvania, and West Virginia.
In addition, Huntington's mortgage, trust, investment banking and automobile finance subsidiaries manage 74 offices in the eight states mentioned as well as Georgia, Maryland, New Jersey, North Carolina, and Virginia.

                                      ###

                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
              (in thousands of dollars, except per share amounts)

CONSOLIDATED RESULTS                   THREE MONTHS ENDED
    OF OPERATIONS                          MARCH 31,            CHANGE
- -------------------------           ------------------------------------
                                      1995         1994            %
                                    --------     --------       --------
Interest Income                     $337,102     $301,637       11.8 %
Interest Expense                     164,053       98,470       66.6
                                    --------     --------
Net Interest Income                  173,049      203,167      (14.8)
Provision for Loan Losses              4,578        8,464      (45.9)
Non-Interest Income                   61,815       61,253        0.9
Non-Interest Expense                 147,046      154,025       (4.5)
Provision for Income Taxes            29,385       35,189      (16.5)
                                    --------     --------
NET INCOME                           $53,855      $66,742      (19.3) %
                                    ========     ========

PER COMMON SHARE AMOUNTS  (1)
- -----------------------------
  Net Income                           $0.41        $0.51      (19.6) %

  Cash Dividends Declared              $0.20        $0.16       25.0  %

  Shareholders' Equity
    Per Common Share                  $11.39       $10.64        7.0  %

Average Shares
  Outstanding (000's)                130,237      129,840


KEY RATIOS
- ----------
Return On:
  Average Total Assets                  1.23 %       1.60 %
  Average Shareholders' Equity         15.11 %      19.26 %
Efficiency Ratio                       62.85 %      58.71 %
Net Interest Margin                     4.27 %       5.31 %
Average Equity/Average Assets           8.11 %       8.29 %
Tier I Risk-Based Capital Ratio
    (period end)                        9.46 %      10.01 %
Total Risk-Based Capital Ratio
    (period end)                       13.41 %      14.41 %
Tier I Leverage Ratio
    (period end)                        7.76 %       7.54 %


CONSOLIDATED STATEMENT
  OF CONDITION DATA                                          AT MARCH 31                   CHANGE
- ---------------------------                   ----------------------------------------------------
                                                   1995                     1994               %
                                              ------------              ------------        ------
Total Loans                                   $ 12,687,137              $ 11,121,275        14.1 %
Total Deposits                                $ 11,940,846              $ 11,687,534         2.2
Total Assets                                  $ 18,144,571              $ 16,487,468        10.1
Shareholders' Equity                          $  1,479,496              $  1,382,379         7.0

ASSET QUALITY
- -------------
Non-performing loans                          $    52,273               $   68,108
Total non-performing assets                   $    78,798               $  133,772
Allowance for loan losses/total loans                1.57 %                   1.93 %
Allowance for loan losses/non-performing loans     381.18 %                 314.37 %
Allowance for loan losses and other real
     estate/non-performing assets                  235.43 %                 152.27 %

(1)  Per share amounts have been adjusted for the five-for-four stock split distributed in July 1994.